EXHIBIT 10.32

TERMINATION AGREEMENT

between

ELIZABETH ARDEN INTERNATIONAL Sàrl 28, chemin de Joinville CH-1216 Cointrin	as party of the first part
(hereinafter "ARDEN")

and

Mr. Jacobus A.J. Steffens Chemin des Lilas Blancs CH-1225 Chêne-Bourg	as party of the second part
(hereinafter "Mr. STEFFENS")

WHEREAS, the parties have agreed that Mr. STEFFENS's employment with ARDEN shall terminate on December 31st, 2008;

WHEREAS, the parties desire to enter into this Termination Agreement ("Agreement") to define their respective rights and obligations, including for the period from execution of this Agreement by both parties until December 31st, 2008 (the "Transition Period");

NOW THEREFORE, in consideration of the promises and terms set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article 1

The parties agree that Mr. STEFFENS's employment with ARDEN shall terminate on December 31st, 2008.

Article 2

The recitals set forth above are incorporated into and made a part of this Agreement. Mr. STEFFENS agrees that he will work in a full-time capacity for the International Business Unit of ARDEN through the Transition Period; provided that Mr. STEFFENS will be permitted to spend a reasonable amount of work time to interview and research new job opportunities, and ARDEN agrees:

(a) to continue to pay Mr. STEFFENS his current base salary in accordance with ARDEN's normal pay practices, including his 13th month salary through the Transition Period;

(b) to pay to Mr. STEFFENS any balance for untaken vacation days accrued for calendar year 2008 by December 31st, 2008;

(c) that Mr. STEFFENS will receive his normal employee benefits through the Transition Period;

(d) that Mr. STEFFENS will be permitted to exercise any outstanding stock options that are vested as of December 31, 2008; provided that such exercise occurs no later than March 31st, 2009. Mr. STEFFENS is entitled to vest in any restricted stock that vests on or before December 31st, 2008;

(e) that Mr STEFFENS will retain his full eligibility to receive a cash bonus in accordance with the Management Bonus Plan for executive officers of Elizabeth Arden, Inc. ("EA"), which provides that he is eligible to receive a quarterly bonus corresponding to 5% of 50% of his annual base salary if EAI achieves the specified earnings per share target set forth by the Compensation Committee of the Board of Directors of EAI on August 12, 2008 (the "Target") for EAI's fiscal quarter ending September 30, 2008 in accordance with the terms of such plan.

Article 3

During the Transition Period, Mr. STEFFENS will assist in the hand-over of the International Business Unit and the orientation of the new Vice President Commercial and Operation Finance. To the extent Mr. STEFFENS satisfactorily fulfils the above-referenced responsibilities for ARDEN through the Transition Period, and in addition to the consideration set forth in Article 2, ARDEN agrees

(i) to give Mr. STEFFENS on the last day of the Transition Period a lump-sum amount corresponding to twelve (12) months of Mr. STEFFENS' current base annual salary, twelve (12) months of health insurance allowance and twelve (12) months of car allowance (less any applicable withholdings) to assist in his transition to a new job opportunity;

(ii) to permit Mr. STEFFENS to retain his full eligibility to receive a cash bonus in accordance with the Management Bonus Plan of EAI corresponding to 5% of 50% of his annual base salary if EAI achieves the Target for EAI's fiscal quarter ending December 31, 2008;

(iii) to provide the payments set forth in Article 9; and

(iv) to provide the payments set forth in Article 10.

Article 4

Should Mr. STEFFENS decide to leave employment with ARDEN prior to the end of the Transition Period, ARDEN will nevertheless pay his normal salary, health insurance premiums and car allowances until December 31st, 2008, his thirteenth salary for the calendar year 2008 and the balance of any untaken vacation days remaining due by December 31st, 2008, provided however that Mr. STEFFENS will not be entitled to the payments and benefits mentioned in Articles 3, 9 and 10.

Article 5

On the basis of the benefits outlined in Articles 3 (if applicable), 4, 9 and 10 granted to Mr. STEFFENS on December 31st, 2008 pursuant to the present Agreement, and ARDEN's undertaking to pay the outplacement program mentioned in article 10, Mr. STEFFENS understands and agrees that any illness or incapacity to work during the Transition Period will not extend the final term of employment beyond December 31st, 2008.

Article 6

Mr. STEFFENS agrees to inform his medical insurance provider of his departure from ARDEN in order to be covered for medical expenses in the case of a non-professional accident. Mr. STEFFENS acknowledges that he will be covered by the Helsana Assurances policy until January 30, 2009 and must therefore arrange for his own accident insurance by January 31st, 2009.

Mr. STEFFENS has the option to remain with Helsana on an individual basis following his last day of employment. Application forms may be obtained from ARDEN payroll department for this purpose. Should Mr. STEFFENS exercise this option, he should bear in mind that the minimum coverage (LAA) will apply, which is less than he currently receives from ARDEN, unless he specifically requests and pays for for additional coverages.

Article 7

If Mr. STEFFENS is registered with PROGRES under ARDEN's collective health insurance contract, the last day that he will be covered will be December 31st, 2008.

Article 8

The contributions Mr. STEFFENS and ARDEN have made to the Pension Plan will be transferred by Swiss Life to an account designated by him as per his instructions on a form provided by Human Resources.

Article 9

Subject to Article 3, the Company will agree to pay the tuition to the International School in Geneva for the attendance of Mr. STEFFENS's children until the end of the 2008/2009 school year. No further tuition will be paid to the school after the current school year.

Article 10

Subject to Article 3, ARDEN will agree to obtain and pay for a career transitioning service (outplacement) with a reputable company of Mr. STEFFENS's choice up to a maximum amount of Fr. 20,000.-. The outplacement program must start prior to February 1st, 2009 and will be paid directly by ARDEN to the company selected by Mr. STEFFENS.

Article 11

Through the Transition Period, Mr. STEFFENS agrees not to perform any activities (paid or unpaid), for a competitor of ARDEN. In case of failure to comply with this duty of loyalty, Arden reserves the right to deduct any damages suffered by our company from the payments set forth in this Termination Agreement.

Article 12

Mr. STEFFENS agrees that for a period of two years after the Transition Period he shall not directly or indirectly solicit any employee of ARDEN or its affiliates to become an employee, partner, or independent contractor for any competing business.

Article 13

Both before and after the termination of his employment with ARDEN, Mr. STEFFENS undertakes to keep strictly confidential and not disclose to any person, without ARDEN's prior written consent, any and all business information belonging or relating to ARDEN or its affiliated companies, including, but not limited to business, marketing and sales plans and strategies, pricing and cost information, product and inventory information, intellectual property information, operational methods and other trade secrets even if not expressly stated by ARDEN or its affiliates as being confidential.

Article 14

At the end of his employment and prior to his departure from the office, Mr. STEFFENS agrees to return to ARDEN his keys, access card, laptop and any other property of ARDEN.

On or before the last day of the Transition Period, ARDEN shall provide to Mr. STEFFENS a draft work certificate relating to Mr. STEFFENS. Mr. STEFFENS will be entitled to make comments on the draft work certificate and ARDEN shall take them into consideration.

Promptly following the date of this Agreement, Mr. STEFFENS and ARDEN shall work out in good faith a brief statement outlining his desired communication to employees relating to his departure from ARDEN, which statement will be consistent with the terms of this Agreement. Unless otherwise required by law, any formal public statements by ARDEN relating to his departure will just note his departure and/or be consistent with the communication to employees.

Article 15

ARDEN, on its behalf and on behalf of its subsidiaries and affiliates, and Mr. STEFFENS acknowledge and agree, that they have no claims and hereby release all claims, known or unknown, of any nature whatsoever relating in any way to Mr. STEFFENS's employment with ARDEN, Mr. STEFFENS' position with any affiliates of ARDEN, or termination of such employment or position, against each other. In the case of Mr. STEFFENS's release it will also extend to any affiliates of ARDEN and any of ARDEN's or its affiliates', directors, officers, employees, agents and representatives. Nothing herein shall preclude either party from raising claims relating to their failure to comply with their respective obligations under this Agreement. Promptly following the date of this Agreement, Mr. STEFFENS agrees to provide a letter of resignation as to his position as an officer or director of ARDEN and its subsidiaries and affiliates.

Article 16

This Agreement is exclusively governed by and construed in accordance with Swiss substantive law. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements, whether orally or in writing, between the parties, and any prior agreements will be of no further force and effect.

The sole place of jurisdiction shall be Geneva, Switzerland.

Place: Geneva	Place: Geneva

Date: November 4, 2008	Date: November 5, 2008

ELIZABETH ARDEN INTERNATIONAL Sàrl		Jacobus A.J. STEFFENS

By:	/s/ Marie Anne Morgan	/s/ Jacobus A.J. Steffens
Name:	Marie Anne Morgan
Title:	VP Human Resources Int'l

By:	/s/ David Smith
Name:	David Smith
Its:	International Controller